Exhibit 99.2

      Cash America Announces New Share Repurchase Authorization

    FORT WORTH, Texas--(BUSINESS WIRE)--Oct. 25, 2007--Cash America International, Inc. (NYSE:CSH) announced today that its board of directors, at its regularly scheduled meeting, authorized the repurchase of up to 1,500,000 shares of the Company's common stock in open market transactions. This new authorization cancels and replaces a previous authorization to purchase up to 1.5 million shares, under which fewer than 30% of the authorized shares remained available for repurchase as of September 30, 2007. The amount and prices paid for any future share purchases under the new authorization will be based on market activities at the time of the purchase in compliance with securities guidelines and procedures.

    Repurchased shares will be held as treasury stock for general corporate purposes. As of September 30, 2007, there were approximately 29 million shares of Cash America common stock outstanding; therefore, the new authorization represents approximately 5% of the currently outstanding shares of the Company.

    Commenting on the new authorization, Daniel R. Feehan, President and Chief Executive Officer, said, "While we continue to believe that invested capital is profitably deployed in the expansion of our primary business activities, the ability to selectively purchase shares in the open market provides opportunity for additional long term shareholder appreciation. Recently prevailing prices have, in our view, represented a favorable opportunity for the purchase of Cash America shares with a view toward return on investment."

    The Company also announced today that its earnings per share for the third quarter ended September 30, 2007 were up 31% on $16,560,000 in net income (55 cents per share) compared to $12,941,000 (42 cents per share) in net income for the third quarter of 2006. The 2007 third quarter net income of $16.6 million has been reduced by a one-time pre-tax gain of $6.3 million (13 cents per share after taxes) resulting from the sale of securities during the 2007 period. Total revenue for the three month 2007 period rose 40% to $231.5 million compared to the prior year third quarter. Results for the nine months ended September 30, 2007 included a 30% increase in net income to $49 million ($1.61 cents per share), excluding one-time gains, on a 40% increase in total revenue which reached $668.3 million for the period.

    Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 936 total locations. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 495 locations in 22 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its locations including 301 locations that offer this service under the brand names Cash America Payday Advance and Cashland. Short-term cash advances are also offered over the Internet to customers in the United States and the United Kingdom at http://www.cashnetusa.com and http://www.quickquid.co.uk, respectively. In addition, check cashing services are provided through its 140 franchised and Company-owned "Mr. Payroll" check cashing centers.

    For additional information regarding the Company and the services it provides, visit the Company's websites located at:

http://www.cashamerica.com                http://www.cashlandloans.com
http://www.cashnetusa.com                 http://www.quickquid.co.uk

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995

    This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the "Company"). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company's services, the actions of third parties who offer products and services at the Company's locations, fluctuations in the price of gold, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in foreign currency exchange rates, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company's business, the ability to successfully integrate newly acquired businesses into the Company's operations and other risks indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated within the forward-looking statements. When used in this release, terms such as "believes," "estimates," "plans," "expects," "anticipates" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

    CONTACT: Cash America International, Inc., Fort Worth
             Thomas A. Bessant, Jr., 817-335-1100